SCHWABE                                         PACWEST CENTER, SUITES 1600-1800
WILLIAMSON           1211 SOUTHWEST FIFTH AVENUE |X| PORTLAND, OREGON 97204-3795
& WYATT    TELEPHONE: 503 222-9981 |X| FAX: 503 796-2900 |X| TELEX: 650-686-1360

      ROY D. LAMBERT

                P.C.
    ATTORNEYS AT LAW


                                                 November 25, 1997



Seligman Tax-Exempt Fund Series, Inc.
One Bankers Trust Plaza
New York, NY  10006

                  Re:      Oregon Series

Ladies and Gentlemen:

                  We have acted as Oregon counsel to Seligman Tax-Exempt Fund Series, Inc. (the "Fund"), and you have requested our opinion regarding the State of Oregon personal income tax consequences to holders of the Oregon Tax-Exempt Class of the Common Stock of the Fund (the "Oregon Series").

                  The Fund, a Maryland corporation, is a nondiversified, open-end management investment company authorized by its Articles of Incorporation and articles supplementary thereto to issue multiple classes of Common Stock, one of which is the Oregon Series. The Articles provide that all consideration received by the Fund for the issue or sale of shares of a particular class, all assets in which such consideration is invested and all income and proceeds from such assets shall belong to that class only, subject only to the rights of creditors. Dividends on shares of a particular class may be paid only from the assets belonging to the class.


                                    PORTLAND
                                     OREGON
                                  503 222-9981

                                       |X|
                                     SEATTLE
                                   WASHINGTON
                                  206 622-1711

                                       |X|
                                    VANCOUVER
                                   WASHINGTON
                                  360 694-7551

                                       |X|
                                   WASHINGTON
                              DISTRICT OF COLUMBIA
                                  202 624-8901

                 The income of the Oregon Series will consist primarily of interest on obligations of the State of Oregon and its municipalities and public authorities, which is excluded from gross income for Federal income tax purposes by Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The income of the Oregon Series may also include certain other interest which is excluded from gross income for Federal income tax purposes, such as interest on certain bonds issued by the Government of Puerto Rico (excluded pursuant to 48 USC Section 745), the Government of Guam (excluded pursuant to 48 USC Section 1423a) or the Government of the Virgin Islands (excluded pursuant to 48 USC
Section 1574).

                  In connection with this opinion, we have assumed with your consent that the Oregon Series is a regulated investment company taxable under Subchapter M of the Code and that dividends paid by the Fund will constitute in whole or in part "exempt interest dividends" within the meaning of Section 852(b)(5) of the Code.

                  For purposes of State of Oregon personal income tax, taxable income is defined as taxable income for federal income tax purposes with certain statutory modifications. One modification is that interest or dividends on obligations or securities of any state other than Oregon, or of any political subdivision or authority of a state other than Oregon, generally must be added to federal adjusted gross income. Another modification is that interest or dividends on obligations of any authority, commission, instrumentality or territorial possession of the United States which by the laws of the United States is exempt from federal income tax but not from state income taxes also generally must be added to federal adjusted gross income.

                  On the basis of the foregoing, and our consideration of such matters as we have considered necessary, we advise you that, in our opinion, under present law for State of Oregon personal income tax purposes, owners of the Oregon Series will be entitled to exclude from State of Oregon adjusted gross income dividends paid by the Oregon Series which:

                1)       qualify as "exempt-interest dividends" under section
                    852(b)(5) of the Code; and

                2)       are derived from:


                           SCHWABE WILLIAMSON & WYATT

                3)       interest or dividends on obligations or securities of
                    the State of Oregon or of a political subdivision or authority of the State of Oregon; or

                4)       interest or dividends on obligations of any authority,
                    commission, instrumentality or territoriality of the United States which, by the laws of the United States, are exempt from state income taxes (such as interest on certain bonds issued by Puerto Rico, Guam or the Virgin Islands).

                  In our opinion, under present law, shares of the Oregon Series will not be subject to Oregon personal property tax.

                  We express no opinion as to taxation under the Oregon Corporate Excise Tax or the Oregon Corporate Income Tax of dividends paid by the Oregon Series.

                  We hereby consent to the filing of this opinion as an exhibit to your Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act of 1933, as amended, of Seligman Tax-Exempt Fund Series, Inc., and to the reference to us under the heading "Oregon Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                SCHWABE, WILLIAMSON & WYATT, P.C.



                                By: /s/ ROY D.LAMBERT
                                   ---------------------------------
                                        Roy D. Lambert

RDL:wpc